Exhibit 99.1
FOR IMMEDIATE RELEASE

CONTACT:
Scott D. Schweinfurth	Joseph N. Jaffoni, Richard Land
Chief Financial Officer	Jaffoni & Collins Incorporated
WMS Industries Inc.	212/835-8500 or wms@jcir.com
847/785-3760 or sschweinfurth@wmsgaming.com

WMS INDUSTRIES REPORTS FOURTH QUARTER DILUTED EARNINGS PER SHARE
OF $0.22, INCLUSIVE OF $0.05 OF NET INVENTORY CHARGES

- Fourth Quarter Revenues Increase 64% From Prior Year Quarter To $111.6 Million
As Participation Installed Base Reaches Record Levels -

- Updates Fiscal 2006 Revenue Guidance to $475 - $495 Million,
or 22 - 27% Increase Over Fiscal 2005 Revenue -

Waukegan, Illinois, August 10, 2005 - WMS Industries Inc. (NYSE:WMS) today reported net income of $7.7 million, or $0.22 per diluted share, for the Company’s fiscal fourth quarter ended June 30, 2005, inclusive of net inventory charges of $3.0 million pre-tax ($1.9 million after tax) which had the effect of reducing diluted earnings per share by $0.05. The net inventory charges primarily reflect the rapid acceptance in the marketplace of WMS’Bluebird®gaming cabinets that has accelerated the transition from the Company’s legacy product line. In the June 2004 quarter, WMS reported net income of $0.9 million, or $0.03 per diluted share. For the year ended June 30, 2005, the Company reported a significant improvement in net income to $21.2 million, or $0.62 per diluted share compared to a loss of $(0.9) million or $(0.03) per diluted share in fiscal 2004.

“Fiscal 2005 was a year of great accomplishments for WMS as we successfully completed our re-emergence and then focused our efforts on increasing operating margins and shareholder returns,” stated Brian R. Gamache, President and CEO of WMS Industries. “Our open orders for new units and participation games remain among the highest in our history even as we recorded significant gains in unit shipments and gaming operation placements throughout fiscal 2005. WMS’ products are clearly in demand by casinos and their customers which supports our confidence in our prospects for continued revenue growth.

“We also gained traction with our new mechanical reel product line and wide-area progressive placements,” continued Gamache, “and we expect revenues from both of these product lines to be growing contributors throughout fiscal 2006. With the participation game installed base now exceeding 6,750 units, including more than 1,000 wide-area progressive units, we expect growing contributions from this business in the current quarter.

“In addition to our operating successes, WMS also made important additions, in fiscal 2005, to its intellectual property arsenal with internally developed concepts and through important agreements with companies such as Aruze, Harrah’s and Cyberview Technology,” stated Gamache.

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WMS Industries Reports Fourth Quarter Results, 8/10/05                          Page 2

Financial Guidance
WMS today updated its fiscal 2006 revenue guidance and initiated revenue guidance for the September 2005 quarter, historically the slowest period of the Company’s fiscal year. The fiscal 2006 revenue guidance is based on current open orders for over 10,200 new gaming devices and CPU-NXT™ conversion kits and over 2,000 new participation gaming devices and game theme conversions. The current level of open orders remains among the highest in our history, even after the 80% growth in our new gaming units sold in fiscal 2005 and the almost 2,300 unit, or 54%, increase in the installed participation base since June 30, 2004. The guidance is summarized in the following table:

	Fiscal 2006 First Quarter Guidance	Fiscal 2005 First Quarter Actual	Fiscal 2006 Year End Guidance	Fiscal 2005 Year End Actual
Total Revenues (in millions)	$110 - $115	$75	$475 - $495 (1)	$388
New Units Shipments	5,600 -5,800	4,220	24,500 - 26,000	22,784
Average Sales Price Per Unit	$10,800 +	$9,793	$11,000 +	$10,250
Installed Participation Base at Period End	7,100 - 7,200	4,486	8,400 - 8,500	6,539
Revenue Per Day Per Machine	$52 - $54	$41.95	$53 - $56	$47.31

(1) WMS’ previous Fiscal 2006 total revenue guidance, provided on May 3, 2005, was $465 - $490 million.

The following table summarizes the key components related to revenue generation in the three and twelve-month periods ended June 30, 2005 and 2004 (in millions, except unit data):

	Three Months Ended		Twelve Months Ended
	June 30,		June 30,
	2005	2004	2005	2004
Product Sales Revenues
New Unit Sales Revenue	$67.5	$34.4	$233.5	$111.5
Parts, Used Games, Conversions and OEM Revenues	11.8	13.2	45.1	34.4
Total Product Sales Revenues	$79.3	$47.6	$278.6	$145.9

New Units Sold	6,252	3,642	22,784	12,661
Average Sales Price Per Unit	$10,804	$9,460	$10,250	$8,813

Gaming Operations Revenues
Participation Revenue	$28.6	$15.5	$87.7	$64.3
Royalties, VLTs and Other Lease Revenues	3.7	5.1	22.1	20.0
Total Gaming Operations Revenues	$32.3	$20.6	$109.8	$84.3

Average Participation Installed Base	6,126	4,114	5,082	4,430
Installed Participation Base at Period End	6,539	4,240	6,539	4,240
Average Revenue Per Day Per Machine	$51.27	$41.39	$47.31	$39.60

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WMS Industries Reports Fourth Quarter Results, 8/10/05                          Page 3

Total revenues for the June 2005 quarter increased 64%, or $43.4 million, to $111.6 million compared to total revenues of $68.2 million in June 2004 quarter. Total revenues in the June 2005 quarter reflect an increase of $31.7 million, or 67%, in product sales revenues and an increase of $11.7 million, or 57%, in gaming operations revenue. The increase in total revenues from the June 2004 quarter was due to a 72% rise in new unit shipments to 6,252 units, a 14% increase in the average selling price of new gaming units to $10,804, a 49% increase in the average installed base of participation games during the period to 6,126 units and a 24% increase in the average revenue per day from participation games to $51.27.

New units sold in the June 2005 quarter included 5,589 new Bluebird gaming devices, 606 premium-priced dual screen units and 57 legacy units. The average selling price per new unit increased 14% from the prior year quarter to $10,804 in the June 2005 quarter reflecting increased sales of gaming devices housed in our Bluebird cabinet coupled with the benefit of orders for more premium-priced product offerings. Product sales revenues for the June 2005 quarter reflects a decrease of $1.4 million, or 11%, in parts, used games, OEM and conversion sales. We did not ship any OEM units in the fourth quarter of fiscal 2005 in comparison to 1,000 OEM units shipped in the fourth quarter of fiscal 2004. We shipped 1,126 conversion kits, including 1,057 CPU-NXT upgrade kits in the 2005 quarter.

The average installed base of participation gaming devices increased to 6,126 units in the June 2005 quarter from 4,114 units in the prior year quarter. The period end installed base grew by 2,299 units to a record 6,539 units at June 30, 2005 from 4,240 units at June 30, 2004 and grew by 556 units, or 9%, from March 31, 2005. Our wide area progressive, or WAP, games represented over 14%, or 943 units, of the Company’s participation installed base at June 30, 2005, up from approximately 10% of the installed base at March 31, 2005, and these units continue to earn over twice the average daily revenue of our non-linked participation games. Accordingly, the average revenue per day increased 24%, or $9.88 per day, to $51.27 per day compared to the prior year period, reflecting the benefit of more new games in Bluebird cabinets and the greater percentage of higher earning WAP games in our installed base.

The success of new participation game themes continues to accelerate the transition of participation games from legacy cabinets into new games in Bluebird cabinets. We installed 1,687 new games in Bluebird cabinets in the June 2005 quarter and at June 30, 2005, approximately 80% of our participation installed base is in Bluebird cabinets.

Total gross profit increased 57%, or $20.6 million, to $56.8 million for the June 2005 quarter from $36.2 million in the June 2004 quarter. The gross margin on product sales revenues, inclusive of the impact of net inventory charges of $3.0 million, was 42% for the June 2005 quarter compared to 40% for the June 2004 quarter. The net inventory charges impacted the product sales gross margin by 380 basis points. Demand for Bluebird product continues to exceed our expectations. While this higher demand is a positive development for our long-term growth, it has accelerated the transition from our legacy product line. In response to this, we took steps to address the most challenging components of the legacy inventory including selling older model used games and used units configured with undesirable laminate colors, as well as selling back to suppliers excess quantities of certain legacy raw materials. As a result, we lowered the net realizable value on our books of legacy inventory.

We continue to expect that in the second half of fiscal 2006, the gross margin on Bluebird gaming devices will consistently approach the mid-40% range, as we realize the benefits from our strategic sourcing and value engineering initiatives, and continue to receive the benefits from leveling the production schedule throughout the quarter. Additionally, effective October 1, 2005, the Company is implementing a new pricing model to separately charge for hardware and software, which is expected to increase the list price by up to 8% when new hardware and software options become available in the second half of fiscal 2006. With our premium-priced product enhancements, such as marquees and round top cabinets, and an expanded number of dual screen games that command premium-pricing, we expect increases in average selling prices and product margin growth throughout fiscal 2006.

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WMS Industries Reports Fourth Quarter Results, 8/10/05                          Page 4

Gross margin from gaming operations was 73% and 83% for the June 2005 and 2004 quarters, respectively, with the June 2005 quarter reflecting the lower margin derived from our WAP games, higher spare parts usage, higher royalties payable to licensors and lower royalties earned from licensees. In addition, the gross margin was impacted by 13 WAP jackpot payouts in the June 2005 quarter.

Research and development expenses decreased $0.6 million, or 5%, to $11.8 million in the June 2005 quarter compared to $12.4 million in the prior year quarter. The decrease in research and development costs from the June 2004 quarter is due to lower headcount from our February reduction in force and May realignment of our research and development organization, partially offset by ongoing costs for technology development, and higher regulatory approval costs for a greater number of new game themes.

Selling and administrative expenses increased $3.4 million, or 22%, to $19.1 million in the June 2005 quarter compared to $15.7 million in the June 2004 quarter. These costs increased over the June 2004 quarter due to net additional headcount, higher commissions based on substantially higher revenues, and higher equity compensation costs.

In aggregate, research and development and selling and administrative expenses in the June 2005 quarter decreased by $1.9 million from the amount incurred in the December 2004 quarter, even as revenues increased by $17.6 million, or 19%. Also, research and development and selling and administrative expenses in the June 2005 quarter as a percentage of revenue decreased to 11% and 17%, respectively compared to 18% and 23% in the June 2004 quarter.

Fiscal 2005 fourth quarter depreciation and amortization expense increased $6.1 million to $14.0 million from the June 2004 quarter as the level of investment in participation gaming devices for gaming operations rose due to the installation of 1,687 new games in Bluebird cabinets during the June 2005 quarter and 5,187 new Bluebird cabinets during fiscal 2005. The Company invested $63.9 million in gaming operations machines in the twelve months ended June 30, 2005. At June 30, 2005, approximately 80% of our participation game installed base is in Bluebird cabinets. Investments in this area are expected to remain at higher levels through the calendar year as we address the market transition of our legacy gaming devices to new participation games in our new Bluebird cabinet.

WMS generated $11.9 million in operating income in the fiscal 2005 fourth quarter, inclusive of $3.0 million in net inventory charges, compared to $0.2 million in the June 2004 quarter. The improved operating performance in the fiscal 2005 fourth quarter resulted from a $20.6 million increase in gross profit, after the impact of the net inventory charges, and a $0.6 million decrease in research and development expenses, partially offset by a $3.4 million increase in selling and administrative expenses, and a $6.1 million increase in depreciation and amortization expense.

We incurred interest and issuance cost amortization expenses of $1.0 million in the June 2005 quarter primarily related to our 2.75% Convertible Notes, and recorded income tax expense of $3.3 million to reflect our annual effective tax rate of 30%.

“We continue to focus on capital allocation, including investing in future content and positioning WMS to drive industry innovation through the licensing of important intellectual property rights,” stated Gamache. “Our recently announced agreements with Cyberview Technology again demonstrate our success in gaining access to critical intellectual property that will help us bring new innovative products to market in a timely and cost efficient manner.

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WMS Industries Reports Fourth Quarter Results, 8/10/05                          Page 5

“We generated $16.6 million of cash flow from operations in the June 2005 quarter and our combined cash and short-term investment balances increased by $2.5 million,” stated Gamache. “Following several years of sustained investment in our technology and products, we expect that WMS will generate free cash flow in fiscal 2006. We will continue to evaluate various options to increase value to our shareholders, including cash dividends, share buybacks, pursuing additional intellectual property agreements and, if appropriate, mergers and acquisitions.

“I am very proud of the accomplishments the WMS team achieved in fiscal 2005,” Gamache concluded. “We are now on an even playing field with our strongest competitors, able to compete at the highest levels in our industry and are well positioned to gain market share and take full advantage of the new jurisdictions coming on board in fiscal 2007 and beyond.”

WMS Industries Inc. is hosting a conference call and web cast at 4:30 PM EDT today, Wednesday, August 10, 2005. The conference call numbers are 212/676-5380 or 415/908-6289. To access the live call on the Internet, log on to www.wmsgaming.com (select “Company Info,” then “Investor Relations”). Following its completion, a replay of the call can be can be accessed for sixty days on the Internet via www.wmsgaming.com.

CPU-NXT and Bluebird are trademarks or registered trademarks of WMS Gaming Inc. All rights reserved.

This press release contains forward-looking statements concerning our future business performance, strategy, outlook, plans, liquidity, pending regulatory matters and outcomes of contingencies including legal proceedings, among others. Forward-looking statements may be typically identified by such words as “may,”“will,”“should,”“expect,”“anticipate,”“seek,”“believe,”“estimate,” and “intend,” among others. These forward-looking statements are subject to risks and uncertainties that could cause our actual results to differ materially from the expectations expressed in the forward-looking statements. Although we believe that the expectations reflected in our forward-looking statements are reasonable, any or all of our forward-looking statements may prove to be incorrect. Consequently, no forward-looking statements may be guaranteed. Factors which could cause our actual results to differ from expectations include (1) delay or refusal by regulators to approve our new gaming platforms, cabinet designs, game themes and related hardware and software, (2) a failure to obtain and maintain our gaming licenses and regulatory approvals, (3) an inability to introduce in a timely manner new games and gaming machines that achieve and maintain market acceptance, (4) a software anomaly or fraudulent manipulation of our gaming machines and software, (5) a failure to obtain the right to use, or an inability to adapt to rapid development of new technologies, and (6) an infringement claim seeking to restrict our use of material technologies. These factors and other factors that could cause actual results to differ from expectations are more fully described under “Item 1. Business-Risk Factors” in our Annual Report on Form 10-K for the year ended June 30, 2004 and our more recent reports filed with the Securities and Exchange Commission.

WMS Industries Inc. is engaged in the design, manufacture, sales, and lease of gaming machines and video lottery terminals, or VLTs.

- financial tables follow -

WMS Industries Reports Fourth Quarter Results, 8/10/05                          Page 6

WMS INDUSTRIES INC.
Consolidated Statement of Operations
(in millions, except per share amounts)

	Three Months Ended		Twelve Months Ended
	June 30,		June 30,
	2005	2004	2005	2004
	(Unaudited)	(Unaudited)	(Unaudited)
Revenues:
Product Sales	$79.3	$47.6	$278.6	$145.9
Gaming Operations	32.3	20.6	109.8	84.3

Total Revenues	111.6	68.2	388.4	230.2

Costs and Expenses:
Cost of Product Sales	46.2	28.5	167.2	87.4
Cost of Gaming Operations	8.6	3.5	25.2	15.3
Research and Development	11.8	12.4	50.3	44.8
Selling and Administrative	19.1	15.7	74.6	57.6
Depreciation and Amortization	14.0	7.9	40.4	26.9

Total Costs and Expenses	99.7	68.0	357.7	232.0

Operating Income (Loss)	11.9	0.2	30.7	(1.8)
Interest Expense and Other Income, Net	(0.9)	(0.4)	(0.4)	(1.2)

Income (Loss) Before Income Taxes	11.0	(0.2)	30.3	(3.0)
Provision (Benefit) for Income Taxes	3.3	(1.1)	9.1	(2.1)

Net Income (Loss)	$7.7	$0.9	$21.2	$(0.9)

Basic Income (Loss) Per Share of Common Stock	$0.25	$0.03	$0.69	$(0.03)

Diluted Income (Loss) Per Share of Common Stock
and Common Stock Equivalents	$0.22	$0.03	$0.62	$(0.03)

Weighted-Average Common Shares:
Basic Common Stock Outstanding	31.1	30.1	30.7	29.7
Diluted Common Stock and Common Stock Equivalents	37.8	31.2	37.7	29.7

- balance sheet data follows -

WMS Industries Reports Fourth Quarter Results, 8/10/05                          Page 7

WMS INDUSTRIES INC.
Condensed Consolidated Balance Sheets
(in millions)

	June 30,	June 30,
	2005	2004
	(Unaudited)
Assets
Cash and Short-term Investments
Including $3.5 and $0.5 of Restricted Amounts
for Progressive Jackpots, Respectively	$44.8	$116.2
Receivables, Net	122.3	70.3
Inventories	104.3	65.4
Other Current Assets	39.7	26.1
Total Current Assets	311.1	278.0

Gaming Operations Machines, Net	54.4	24.9
Property, Plant and Equipment, Net	53.4	53.7
Other Assets	59.5	38.4

Total Assets	$478.4	$395.0

Liabilities and Stockholders' Equity
Accounts Payable	$31.4	$17.1
Accrued Liabilities	37.9	23.4
Total Current Liabilities	69.3	40.5

Deferred Licensing Purchase Obligation	4.7	-
Deferred Income Tax Liabilities	4.2	-
2.75% Convertible Subordinated Notes Due 2010	115.0	115.0

Stockholders' Equity:
Common Stock	16.2	16.2
Additional Paid-in Capital	225.0	206.7
Retained Earnings	64.3	43.1
Unearned Restricted Stock	(11.5)	(1.3)
Accumulated Other Comprehensive Income	0.6	1.0
Treasury Stock	(9.4)	(26.2)
Total Stockholders' Equity	285.2	239.5

Total Liabilities and Stockholders' Equity	$478.4	$395.0

- statement of cash flows follows -

WMS Industries Reports Fourth Quarter Results, 8/10/05                          Page 8

WMS INDUSTRIES INC.
Condensed Consolidated Statement of Cash Flows
(in millions)

	Three Months Ended		Twelve Months Ended
	June 30,		June 30,
	2005	2004	2005	2004
	(Unaudited)	(Unaudited)	(Unaudited)
CASH FLOWS FROM OPERATING ACTIVITIES
Net Income (Loss)	$7.7	$0.9	$21.2	$(0.9)
Adjustments to Reconcile Net Income (Loss) to
Net Cash Provided (Used) by Operating Activities:
Depreciation and Amortization	14.0	7.9	40.4	26.9
Deferred Income Taxes	(0.4)	(1.8)	5.4	(2.8)
Non-Cash Expenses	1.8	1.2	4.9	2.1
Tax Benefit from Exercise of Stock Options	2.1	1.5	5.6	6.7
Decrease from Changes in Operating Assets and Liabilities	(8.6)	(19.5)	(94.8)	(68.3)

Net Cash Provided (Used) by Operating Activities	16.6	(9.8)	(17.3)	(36.3)

CASH FLOWS FROM INVESTING ACTIVITIES
Purchase of Property, Plant and Equipment	(1.1)	(1.9)	(8.1)	(10.5)
Additions to Gaming Operations Machines	(19.9)	(8.2)	(63.9)	(17.4)
Net Decrease in Short-Term Investments	12.3	0.1	49.6	2.6

Net Cash Used by Investing Activities	(8.7)	(10.0)	(22.4)	(25.3)

CASH FLOWS FROM FINANCING ACTIVITIES
Cash Received on Exercise of Common Stock Options	6.8	3.4	15.4	12.9
Gross Proceeds from the Issuance of Convertible Notes	-	-	-	15.0
Debt Issuance Costs	-	(0.2)	-	(0.9)
Purchase of Treasury Stock	-	-	-	(5.0)

Net Cash Provided by Financing Activities	6.8	3.2	15.4	22.0

EFFECT OF EXCHANGE RATES ON CASH	(0.6)	(0.2)	(0.4)	(0.1)

Increase (Decrease) in Cash and Cash Equivalents	14.1	(16.8)	(24.7)	(39.7)
Cash and Cash Equivalents at Beginning of Period	21.1	76.7	59.9	99.6

Cash and Cash Equivalents at End of Period	$35.2	$59.9	$35.2	$59.9

- supplemental data follows -

WMS Industries Reports Fourth Quarter Results, 8/10/05                          Page 9

WMS INDUSTRIES INC.
Supplemental Data
(in millions, except per share amounts)

	Three Months Ended		Twelve Months Ended
	June 30,		June 30,
	2005	2004	2005	2004
	(Unaudited)	(Unaudited)	(Unaudited)
Supplemental Data -
Reconciliation of Earnings (Loss) Per Share:
Net Income (Loss)	$7.7	$0.9	$21.2	$(0.9)
After Tax Interest Expense and Amortization of
Issuance Cost on Convertible Subordinated Debentures	0.5	-	2.2	-

Diluted Earnings (Loss) (Numerator)	$8.2	$0.9	$23.4	$(0.9)

Basic Weighted Average Common Shares Outstanding	31.1	30.1	30.7	29.7
Dilutive Effect of Stock Options	0.8	1.1	1.1	-
Dilutive Effect of Restricted Common Stock	0.1	-	0.1	-
Dilutive Effect of Convertible Subordinated Debentures	5.8	-	5.8	-

Diluted Common Stock and Common Stock
Equivalents (Denominator)	37.8	31.2	37.7	29.7

Basic Income (Loss) Per Share of Common Stock	$0.25	$0.03	$0.69	$(0.03)
Diluted Income (Loss) Per Share of Common Stock	$0.22	$0.03	$0.62	$(0.03)

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